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                                                                    Exhibit 99.1

                        FIRST COMMUNITY BANCSHARES, INC.




FOR IMMEDIATE RELEASE:                             CONTACT: ROBERT L. SCHUMACHER
JANUARY 27, 2003                                   CHIEF FINANCIAL OFFICER
                                                        AT (276) 326-9000


FOR MORE INFORMATION,





          FIRST COMMUNITY BANCSHARES, INC. (FCBC) ANNOUNCES SIGNING OF
                   MERGER AGREEMENT WITH THE COMMONWEALTH BANK

BLUEFIELD, VIRGINIA - First Community Bancshares, Inc. (the "Company") (Nasdaq:
FCBC; www.fcbinc.com) announced today the signing of a definitive merger agreement pursuant to which the Company's wholly owned subsidiary, First Community Bank, National Association ("First Community Bank"), will acquire CommonWealth Bank, a Virginia-chartered commercial bank ("CommonWealth Bank"). The acquisition will expand First Community Bank's commercial banking operations to the Richmond, Virginia market area and complement its existing mortgage banking and brokerage network which is currently headquartered in Richmond. CommonWealth Bank has 4 full service offices located in the Richmond metro area. CommonWealth Bank, which is headquartered in Richmond, Virginia, had total assets of $134 million, total deposits of $107 million and total stockholders' equity of $8.3 million as of December 31, 2002.

Under the terms of the merger agreement, each share of CommonWealth Bank common stock issued and outstanding immediately prior to the merger shall become and be converted into the right to receive either $30.50 in cash or a number of whole shares of the Company's common stock determined by dividing $30.50 by the average closing price of the Company's common stock during a specified period preceding the merger, plus cash in lieu of any fractional share interest, subject to election and allocation procedures set forth in the merger agreement which are intended to ensure that not more than 60% of the value of consideration will be in the form of company common stock and at least 40% of the value of the consideration will be in the form of cash. The merger is expected to close during the second quarter of the calendar year 2003, pending the receipt of all requisite regulatory approvals and the approval of CommonWealth Bank's shareholders. The Company expects the acquisition of CommonWealth to be

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approximately $0.05 per share dilutive in the first full year of operations and to be slightly accretive in the second year.

         John M. Mendez, President and CEO of First Community Bancshares, Inc., expressed his enthusiasm at the signing of the agreement and the prospect of entering the Richmond banking market. Mendez noted that the addition of CommonWealth and the Richmond market to the Company franchise is a significant element of the company's strategic plan to add metro markets to the company's existing strong customer base and operations in non-urban markets. According to Mendez, "our Company already has strong ties to the Richmond market through our mortgage company and a number of strong commercial account relationships. This will enable us to add full service capabilities for those customers and introduce retail services in eastern Virginia."

         Franklin P. Hall, Chairman of the Board of Directors of CommonWealth Bank commented on the proposed merger noting that the combination with First Community creates an outstanding opportunity for CommonWealth stockholders to join forces with a growing company that has a long history of paying shareholder dividends. First Community currently pays a dividend of $1.00 per share which produces a yield of 3.25% on its year end closing price. Hall also announced that J. E. Causey Davis, the President and Chief Executive Officer of CommonWealth Bank, will continue in an expanded role as Executive Vice-President for the Company and the Richmond area executive responsible for the continued growth of the Company's franchise in Richmond. Mr. Davis also voiced his enthusiasm for the combination, indicating that he "is excited at the opportunity to provide Richmond area banking services through a company with the resources, products and reputation of First Community Bank, N. A." First Community offers a wide range of both retail and commercial financial services.

         In connection with the merger, Harold V. Groome, Jr. CommonWealth board member and Chairman of Groome Transportation, will assume a seat on the Board of Directors of First Community Bancshares, Inc. and both Groome and Hall will serve as directors on the board of First Community Bank.

         First Community Bancshares, Inc. is a $1.5 billion bank holding company with headquarters in Bluefield, Virginia and is the parent company of First Community Bank, N. A. also headquartered in Bluefield, Virginia. First Community Bank operates through 41 full-service offices in the three-state region of Virginia, West Virginia and North Carolina. First Community Bank is also the parent company of Stone Capital Management, Inc. - an SEC

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registered investment advisory firm and United First Mortgage, Inc., which operates 11 retail mortgage offices throughout Virginia.

                                   DISCLAIMER

This news release may include forward-looking statements. These forward-looking statements are based on current expectations that involve risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may differ materially. These risks include: securing all necessary governmental and other approvals, the satisfaction of all conditions to the merger, changes in business or other market conditions, and the success of the business combination as planned by the parties. These and other factors could adversely affect the outcome and financial effects of the plans and events described herein.



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                               Transaction Summary

Share Price                                                   $30.50
Form of Consideration                                         Not more than 60% common Stock, balance in cash
Exchange                                                      Variable; Average Market Price as defined below*
Collars                                                       Plus/Minus 15% of Starting Price**
Termination Fee                                               $1.0 million
Option Treatment                                              Exchanged for First Community Bancshares, Inc. options at the exchange ratio
Deal Value (including option value)                           $24.77 million
Price to LTM Earnings                                         26.86 X
Price to Tangible Book Value                                  2.99 X
Target Assets                                                 $134 million
Target Equity                                                 $8.3 million
Target Shares Outstanding                                     720,049
Target Options                                                124,630
Weighted Average Strike Price                                 $7.98
Board Seats-Parent Company                                    1
Board Seats-Bank Level                                        2

     * Average Market Price is defined as the average of the closing sales price of a share of First Community Bancshares, Inc. common stock, as reported on NASDAQ for the 20 trading-day period ending with the close of business on the fifth business day preceding the Effective Time.

     ** Starting Price is defined as the average of the closing price on trading in the forty-five (45) day period ending on January 15, 2003.